SUB-SUBLICENSE AGREEMENT

This Sub-Sublicense Agreement (“AGREEMENT”) is entered into as of by and between ALPS Advisors, Inc., a Colorado corporation (“AAI”), and Elevation ETF Trust (“LICENSEE”).

WHEREAS, AAI, through sub-licenses with index creators (each an “Index Creator”), has the right to license the Indexes and Marks listed in Exhibit A, for use in connection with the financial products listed in Exhibit A (“PRODUCTS”);

WHEREAS, Licensee desires to use the Indexes and Marks in connection with the distribution of Products and AAI is willing to grant Licensee a license for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. GRANT OF LICENSE. AAI grants Licensee a non-exclusive, non-transferrable right and license to use and refer to the Indexes and Marks in connection with the creation, issuance, trading and marketing of Products pursuant to the terms and conditions of this Agreement.

2. OWNERSHIP AND VALIDITY. Licensee acknowledges each Index Creator’s right, title and interest in and to the Indexes and Marks.

3. QUALITY CONTROL. AAI shall have the right to monitor the quality of the Products offered by Licensee pursuant to this Agreement. Licensee agrees that the nature and quality of the Products using the Indexes and Marks shall meet or exceed the standards set by AAI or the Index Creator. Licensee’s failure to conform to such quality controls may result in the termination of this Agreement.

Licensee shall include a notice as set forth by the Index Creator in its registration statement relating to the licensed Indexes and Marks.

4. TERM. This Agreement shall become effective upon signatures of both parties and remain in effect unless terminated by either party as provided herein.

5. TERMINATION. Licensee may terminate this Agreement upon sixty (60) days prior written notice. AAI may terminate this Agreement upon sixty (60) days prior written notice or immediately upon Licensee’s breach of this Agreement.

6. FEES. Licensee shall pay a license fee for each Product, which license fee shall equal the fee set forth in the Sublicense Agreement between AAI and the Index Creator.

7. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

8. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9. GENERAL PROVISIONS.

(a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b) No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such party. No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado, without regard to its conflict of law provisions.

(d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

IN WITNESS WHEREOF, AAI and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

ALPS ADVISORS, INC.

By:
Title:

ELEVATION ETF TRUST

By:
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